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                              Opinion of Counsel
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January 10, 2000

The Board of Directors
United Investors Life Insurance Company
2001 Third Avenue South
Birmingham, AL 35233

Gentlemen:

     With reference to the Registration Statement for the United Investors Advantage Gold Variable Account filed on form N-4 (File No. 333-89797) with the Securities and Exchange Commission covering flexible premium deferred variable annuity policies. I have examined such documents and such law as I considered necessary and appropriate, and on the basis of such examination, it is my opinion that:

     1. United Investors Life Insurance Company is duly organized and validly existing under the laws of the State of Missouri and has been duly authorized to issue individual flexible premium deferred variable annuity policies by the Division of Insurance of the State of Missouri.

     2. The United Investors Advantage Gold Variable Account is a duly authorized and existing separate account established pursuant to the provisions of Section 376.309, of the Revised Statutes of Missouri.

     3. The flexible premium deferred variable annuity policies, when issued as contemplated by said Form N-4 Registration Statement, will constitute legal, validly issued and binding obligations of United Investors Life Insurance Company.

     I hereby consent to the filing of this opinion as an Exhibit to said N-4 Registration Statement.

                                        Very truly yours,

                                        /s/ John H. Livingston

                                        John H. Livingston
                                        Secretary and Counsel